Exhibit B

Execution Version

Net Settlement Agreement

This Net Settlement Agreement (this "Agreement") is dated as of April 5, 2024, by and among New Mountain Guardian Investments IV Unlevered, L.L.C. (the "Sponsor"), New Mountain Guardian IV Income Rated Feeder II, Ltd. (the "Rated Feeder"), New Mountain Credit CLO Advisers, L.L.C., acting through its Management Series (the " Management Series") and New Mountain Credit CLO Advisers, L.L.C., acting through its Rated Feeder – Investment Series (the "Investment Series").

Section 1.	Background.

(a)	With reference to:

(i)	the Note Purchase and Security Agreement dated as of April 5, 2024, by and between the Rated Feeder, as issuer, State Bank and Trust Company, as collateral agent, note agent and securities intermediary, and the purchasers party thereto from time to time (the “NPSA”);

(ii)	the Limited Liability Company Agreement of New Mountain Credit CLO Advisers, L.L.C. dated as of January 17, 2020 (as amended, modified, restated or otherwise supplemented from time to time, the "Manager LLCA");

(iii)	the Amended and Restated Limited Liability Company Agreement of New Mountain Guardian IV Income Fund, L.L.C. (the “Fund”), previously known as New Mountain Guardian IV Unlevered BDC, L.L.C., dated as of May 23, 2023, as amended by Amendment No. 1 thereto, dated as of July 10, 2023 (as further amended, modified, restated or otherwise supplemented from time to time, the "Fund LLCA").

(b)	The Sponsor has agreed to contribute $35,595,000 in Fund Common Units to the Rated Feeder as follows: (i) on the Closing Date, $17,797,500 in Fund Common Units with unfunded Capital Commitments (the "Closing Date Fund Contribution"), and (ii) on the first Catch-Up Date following the Closing Date, 1,779,750 in Fund Common Units with funded Capital Commitments of $17,797,500 (the “Catch-Up Date Fund Contribution”), and in each case the Rated Feeder has agreed to assume the related Capital Commitments thereon (the Closing Date Fund Contribution and the Catch-Up Date Fund Contribution, together, the “Sponsor Contribution”).

(c)	The Rated Feeder has agreed to issue Income Notes to the Management Series on the Closing Date in accordance with the NPSA in an amount equal to the aggregate Sponsor Contribution (the "Rated Feeder Issuance").

(d)	The Investment Series has agreed to issue membership interests in an amount equal to the Rated Feeder Issuance to the Sponsor on the Closing Date in accordance with the Manager LLCA (the "Manager Consideration").

(e)	In connection with the foregoing, and in consideration of the Closing Date Fund Contribution, the Rated Feeder Issuance and the Manager Consideration (collectively, the “Settlement”), the parties hereto wish to document the terms of the Settlement.

(f)	This Agreement documents the terms of the Settlement.

Execution Version

Section 2.	Construction.

(a)	Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the NPSA or, if not defined in the NPSA, the Fund LLC Agreement, as applicable and including by reference therein.

Section 3.	Settlement.

(a)	The parties hereto have agreed, in consideration of the mutual terms contained herein (the sufficiency and receipt of which is hereby acknowledged) on the following sequential arrangements to effect the Settlement: upon issuance of, and in consideration for, the Sponsor Contribution, (i) the Rated Feeder Issuance shall occur and (ii) the Manager Consideration shall be issued.

(b)	On the first Catch-Up Date following the Closing Date (i) with respect to the Catch-Up Date Fund Contribution, the Rated Feeder acknowledges that the Catch-Up Date Contribution shall be adjusted by the product of the number of such Units and the Per Unit NAV on such date (the amount of such adjustment, the “Catch-Up Date Adjustment Amount”), (ii) with respect to the Rated Feeder Issuance, the Manager acknowledges that the Rated Feeder will draw approximately $2,737,905 of the Manager’s Commitments on such Income Notes and such amount shall count towards the Cumulative Drawn Amount for such Commitments; and (iii) subject to Section 3(b)(ii) above, the Income Notes comprising the Rated Feeder Issuance shall be deemed to be funded in an amount equal to (A) the sum of (1) $17,797,500, (2) the Catch-Up Date Adjustment Amount and (3) the amount actually drawn by the Rated Feeder on the Manger’s Income Note Commitments under Section 3(b)(ii) above, over (B) the total Income Note Commitments assumed by the Manager in the Rated Feeder Issuance.

(c)	Upon receipt by (i) the Rated Feeder of the Sponsor Contribution, (ii) the Management Series of the Rated Feeder Issuance, and (iii) the Sponsor of the Manager Consideration, no party hereto shall have any further claims with respect to (A) other than with respect to the unfunded Capital Commitments on the Sponsor Contribution assumed by the Rated Feeder, and subject to Section 3(b) above, the Sponsor Contribution, (B) other than with respect to the Income Note Undrawn Commitment assumed by the Management Series, the Rated Feeder Issuance and the Manager Consideration.

Section 4.	Representations and Warranties.

(a)	On the date hereof, each of the parties hereto makes the following representations and warranties:

(i)	it has the power and legal authority to execute, and to perform and observe the terms and provisions of, this Agreement and any other documentation relating to this Agreement to which it is a party;

(ii)	it has the power and legal authority to deliver this Agreement and has taken all necessary steps to authorize said execution and delivery; and

(iii)	its obligations under this Agreement constitute legal, valid and binding obligations, enforceable in accordance with the respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

Execution Version

Section 5.	Miscellaneous.

(a)	This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof. This Agreement may be executed in any number of counterparts (including by electronic messaging system), each of which will be deemed an original.

(b)	The parties hereto will each pay their own costs and expenses (including legal fees) incurred in connection with this Agreement.

(c)	No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by an electronic file) and executed by each of the parties hereto or confirmed by an exchange of electronic messages on an electronic messaging system.

(d)	Each party agrees to keep the terms and contents of this Agreement confidential, and that they will not hereinafter disclose the terms of this Agreement to other persons except as compelled by applicable law or otherwise to their respective legal counsel, tax advisors, or other retained professional representatives, in each case on a need to know basis, and subject to an equivalent confidentiality obligation as provided in this Section 5(d).

Section 6.	Governing Law.

(a)	This Agreement and the rights and obligations of the parties hereunder (including, without limitation, any claims sounding in contract law or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest) shall be governed by, and shall be construed and enforced in accordance with, the laws of the state of New York without regard to conflict of laws principles thereof that would result in the application of any law other than the law of the state of New York.

(b)	All judicial proceedings brought against any party arising out of or relating hereto shall be brought in any federal court of the United States of America sitting in the borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the city and county of New York.

(c)	Each of the parties hereto hereby agrees to waive its respective rights to a jury trial of any claim or cause of action based upon or arising hereunder or any dealing between them relating to the subject matter hereof. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in its related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing (other than by a mutual written waiver specifically referring to this Section 6(c) and executed by each of the parties hereto), and this waiver shall apply to any subsequent amendments, renewals, supplements or modifications hereto or to any other document or agreement relating hereto. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

[Signature page follows]

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first written above.

Sponsor:

NEW MOUNTAIN GUARDIAN INVESTMENTS IV UNLEVERED, L.L.C.

By:
Name:

Rated Feeder:

NEW MOUNTAIN GUARDIAN IV INCOME RATED FEEDER II, LTD.

By:
Name:

Management Series:

NEW MOUNTAIN CREDIT CLO ADVISERS, L.L.C., ACTING BY AND THROUGH ITS MANAGEMENT SERIES

By:	NEW MOUNTAIN CAPITAL GROUP, L.P., its Managing Member

By:	NM HOLDINGS GP, L.L.C., its general partner

By:
Name:	Adam Weinstein, authorized person

Investment Series:

NEW MOUNTAIN CREDIT CLO ADVISERS, L.L.C., ACTING BY AND THROUGH ITS RATED FEEDER - INVESTMENT SERIES

By:	NEW MOUNTAIN GUARDIAN INVESTMENTS IV RATED FEEDER, L.L.C., its sole member

By:	NM CLO CREDIT GP II, LTD., its general partner

By:
Name:	Adam Weinstein, authorized person

[Signature page - New Mountain Guardian IV Income Rated Feeder II, Ltd. – Net Settlement Agreement]